THE INTERPUBLIC GROUP OF COMPANIES, INC. 2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below shares of the Company’s common stock (the “Shares”), which are restricted. The terms and conditions of this Award of Restricted Stock (the “Award”) are set forth in this Award Agreement (the “Agreement”), and in The Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “Plan”).

Date of Award	[Date]	Participant’s Name	[First Name][Last Name]
Number of Shares	[Amount]
Restrictions	[Restrictions]
Lapse of Restrictions

[Lapse provisions to be inserted, which may include the lapse of restrictions upon satisfaction of performance criteria determined by the Committee. Except as set forth in the Plan, the restrictions shall not lapse during the first year following the Date of Grant.]

The terms of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Jeffrey K. Mook

Senior Vice President, Compensation and Benefits

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

____________________________________

Participant’s Signature

Please return a signed copy of this Agreement to IPG’s Human Resources Department no later than [date].

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The Interpublic Group of Companies, Inc.

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Section 83(b) Election

Ordinarily, restricted Shares are not subject to U.S. federal income or employment taxes until the restrictions are lifted. However, the Participant may make an election (a “Section 83(b) election”) to be taxed (for U.S. federal income and employment tax purposes) on the fair market value of the Shares when the Award is granted. To make a Section 83(b) election, you must (i) file the Section 83(b) election with the IRS and the Company within 30 days after the date of the award set forth in the cover page and (ii) attach a copy of the Section 83(b) election to your tax return.

Please consult your tax adviser for more information about the consequences of making a Section 83(b) election.

Dividends

Any dividends or distributions that are paid with respect to the Shares granted under this Award (regardless of whether such dividends are paid in cash or Shares) shall be subject to the same risk of forfeiture (and restrictions, if the dividends are paid in Shares) as applies to the Shares granted under this Award.

•  Unless the Committee or its designee determines otherwise in its sole discretion, if the Participant ceases to be an employee of Interpublic and its Affiliates before the restrictions lapse, all dividends with respect to the Shares granted under this Award shall be forfeited.

•  If the Participant remains employed by Interpublic or an Affiliate until the restrictions lapse, (a) the restrictions on dividends or distributions paid in Shares shall be lifted as of the date the restrictions lapse and (b) dividends or distributions paid in cash shall be paid to the Participant (without interest) as soon as practicable, and no later than March 15th of the first calendar year after the calendar year in which the restrictions lapse.

Withholding

As set forth in the Plan, the Company may be required to withhold income and employment taxes when the restrictions on the Shares lapse or when the Participant makes a Section 83(b) election. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to you pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.

Adjustments

If a Corporate Transaction has occurred that affects the Common Stock, an anti-dilution adjustment would automatically be completed to preserve, or to prevent enlargement of, the benefits or potential benefits available under this Award, in such manner as to adjust the number and kind of shares that are subject to this Award.

Postponement of Exercise and/or Delivery

Lifting of the restrictions and/or the delivery of Shares may be postponed under certain circumstances set forth in the Plan; provided that such postponement shall not be exercised in a manner that would result in this Award being treated as nonqualified deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Interpretation and Construction

This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.

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The Interpublic Group of Companies, Inc.

Entire Understanding

This Agreement and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

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